Exhibit 99.1

Gevo Reports Fourth Quarter 2021 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 p.m. MDT

ENGLEWOOD, Colo. – February 24, 2022 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the fourth quarter of 2021 and summarized recent corporate highlights.

Recent Corporate Highlights

●	On December 7, 2021, Kolmar Americas Inc and Gevo entered into a financeable fuel supply agreement for 45 million gallons per year of renewable, energy-dense liquid hydrocarbons.

●

On November 16, 2021, Gevo signed a memorandum of understanding (MoU) with Sweetwater Energy, Inc., regarding the use of sustainably sourced agricultural residues and woody biomass as a feedstock for producing cellulosic alcohols and energy-dense renewable liquid hydrocarbons.

●

On October 25, 2021, ADM, a global leader in nutrition and agricultural origination and processing, and Gevo signed a MoU to support the production of sustainable aviation fuel and other low carbon-footprint hydrocarbon fuels.

●

On October 12, 2021, Gevo and Axens North America, Inc. (“Axens”) entered into an agreement that establishes a strategic alliance aimed at accelerating the commercialization of sustainable ethanol-to-jet projects in the United States.

●

In December 2021, Argonne National Laboratory (“ANL”), a U.S. Department of Energy multidisciplinary science and engineering research center, reported the preliminary results of its life cycle analysis of Gevo’s planned Net-Zero plant to Gevo. ANL’s preliminary findings were consistent with Gevo’s findings that when renewable energy is used to power production processes, and the corn is produced with climate smart ag practices that drive the carbon intensity score of corn down, then the sustainable aviation fuel (“SAF”) that would be produced could achieve net-zero life-cycle emissions when measured using ANL’s GREET Model. When carbon capture sequestration technology is added as a de-carbonization tool, the life-cycle emissions should be negative according to the model. ANL is currently working through the scientific peer reviewed publication process.

●

In January 2022, Gevo’s renewable natural gas (“RNG”) facilities in NW Iowa began to start-up operations. The start-up process is expected to take a few months and reach a steady state operation in the second quarter of 2022 which will allow time for Gevo to apply for credits under the federal Renewable Fuel Standard Program (“RFS”) and the Low Carbon Fuel Standard (“LCFS”) in California, including verification of carbon intensity levels and other requirements. Depending on the timing of the qualification and approval processes for obtaining credits under RFS and LCFS, Gevo expects to generate biogas revenues starting in the second quarter of 2022 and sales of credits under RFS and LCFS in the second half of 2022. Gevo expects that the RNG Project EBITDA[1] should generate approximately $16-22 million per year by 2023 depending on a variety of assumptions, including the value of credits under RFS and LCFS.

2021 Fourth Quarter Financial Highlights

●	Ended the quarter with cash, cash equivalents, restricted cash and marketable securities of $475.8 million compared to $522.4 as of the end Q3 2021

●	Revenue of $0.1 million for the quarter compared to $0.5 million in Q4 2020

●	Loss from operations of ($16.5) million for the quarter compared to ($7.6) million in Q4 2020

●	Non-GAAP cash EBITDA loss[2] of ($10.9) million for the quarter compared to ($5.7) million in Q4 2020

●	Net loss per share of ($0.08) for the quarter compared to ($0.15) in Q4 2020

●	Non-GAAP adjusted net loss per share[3] of ($0.08) for the quarter compared to ($0.07) in Q4 2020

Net-Zero 1 Update

Gevo continues to make progress on the design and engineering work related to its Net-Zero 1 Project. As a result of Gevo’s agreement and relationship with Axens, Gevo recently made the decision to utilize ethanol fermentation technology instead of isobutanol fermentation technology to produce SAF and other renewable hydrocarbon products at Net-Zero 1.

Gevo believes that there are several advantages of using ethanol fermentation technology at Net-Zero 1, including the following:

●	Lower capital costs per gallon of hydrocarbon produced
●	Increased production capacity of renewable hydrocarbons from 45MGPY to 60MGPY

1 RNG Project EBITDA is a non-GAAP financial measure that we define as total operating revenues less total operating expenses for the project.

2 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

3 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

●	Process guarantees from Axens on the conversion of ethanol into SAF
●	Lower technology and execution risk which are expected to make debt financing more readily available
●	Leverages previous Net-Zero 1 engineering and design work from 2021
●

The hydrocarbon plant design for Net-Zero 1 can be used at any ethanol plant that meets certain sustainability and carbon intensity score requirements which should enable Gevo to grow more rapidly to meet demand

Gevo currently expects to construct Net-Zero 1 in Lake Preston, South Dakota. In addition to Lake Preston, Gevo has identified several other attractive greenfield sites that are at least as attractive as Lake Preston from the standpoint of fundamental economics, access to sustainable feedstocks, deployment of renewable energy and transportation of finished product to market. Lake Preston is the furthest developed of the sites that Gevo has identified for Net-Zero 1. Gevo expects final site selection for Net-Zero 1 to occur later in 2022.

Gevo is targeting Net-Zero 1 to be mechanically complete in late 2024 and operational in 2025. Based on current assumptions, including those around future commodity pricing and future environmental benefit credit values, and preliminary engineering work, Gevo estimates Net-Zero 1 will have a fully installed and non-recourse project financed capital cost of approximately $900 million, to generate approximately $150-200 million of Net-Zero 1 Project EBITDA4 per year. Because Gevo can leverage a substantial amount of the work already done for Net-Zero 1, Gevo expects to order long lead equipment and begin site preparation in late 2022 with full construction commencing in 2023.

Commenting on the fourth quarter of 2021 and recent corporate developments, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “It’s an exciting time to work for Gevo with plans moving forward on our first of its kind, fully-decarbonized alcohol-to-SAF plant that will produce commercial volumes of SAF. Our relationship with Axens is bearing fruit. Knowing how to convert ethanol into net-zero SAF and other hydrocarbons is key to our growth strategy, especially with the potential commercial relationships with ADM and other partners.”

Dr. Gruber continued, “Over the last twelve months, we’ve hired the leaders for our Net-Zero 1 Project. We are focused on engineering Net-Zero 1 so that we can get it built and operating.”

Fourth Quarter 2021 Financial Results

Revenue for the three months ended December 31, 2021 was $0.1 million compared with $0.5 million in the same period in 2020.

During the three months ended December 31, 2021, hydrocarbon revenue was nil compared to $0.4 million during the three months ended December 31, 2020. Gevo’s hydrocarbon revenue is comprised of sales of SAF and renewable premium gasoline.

4 Net-Zero 1 Project EBITDA is a non-GAAP financial measure that we define as total operating revenues less total operating expenses for the project.

During the three months ended December 31, 2021 and 2020, no significant revenue was derived at Gevo’s production facility in Luverne, Minnesota (the “Luverne Facility”) related to ethanol sales and related products.

As a result of COVID-19 and in response to an unfavorable commodity environment, Gevo terminated its production of ethanol and distiller grains in March 2020. As previously announced, the Luverne Facility is currently producing isobutanol that will be used as a feedstock for us to produce SAF and renewable premium gasoline to fulfill existing sales contracts. We also expect to utilize some of the isobutanol produced to develop certain isobutanol specialty markets. These renewable hydrocarbons will be produced at Gevo’s demonstration plant at the South Hampton Resources, Inc. facility in Silsbee, Texas (the “South Hampton Facility”).

Cost of goods sold was $2.8 million for the three months ended December 31, 2021, compared with $0.9 million in the same period in 2020. We began producing isobutanol during the third quarter 2021 resulting in higher production costs. The cost of goods sold was significantly higher for isobutanol without the coproduction of ethanol as operated in previous years as we worked to improve and refine our production processes. Cost of goods sold included costs associated with the production of isobutanol, SAF and isooctane as well as maintenance of the Luverne Facility and the South Hampton Facility.

Depreciation and amortization for the three months ended December 31, 2021 totaled approximately $1.1 million related to production costs. Depreciation and amortization for the three months ended December 31, 2021 totaled approximately $0.5 million related to research and development expense and sales, general and administrative expense.

Gross loss was ($3.8) million for the three months ended December 31, 2021, compared with a ($1.4) million gross loss in the same period in 2020.

Research and development expense increased by approximately $1.1 million during the three months ended December 31, 2021, compared with the three months ended December 31, 2020, due primarily to an increase in personnel and recruiting costs related to increased headcount and stock-based compensation as we work to improve our process for growing and fermenting yeast strains.

Selling, general and administrative expense increased by approximately $4.5 million during the three months ended December 31, 2021, compared with the three months ended December 31, 2020, due primarily to increases in personnel costs and recruiting related to increased headcount and stock-based compensation, increased professional fees, higher costs for insurance and increased consulting fees related to documenting our compliance with Section 404(b) of the Sarbanes-Oxley Act.

Preliminary stage project costs related to our RNG and Net-Zero projects were approximately $2.1 million during the three months ended December 31, 2021 compared to $1.0 million for the three months ended December 31, 2020. During the three months ended December 31, 2021, the preliminary stage project costs were primarily related to consulting for preliminary engineering costs and for personnel expenses to support the growth in business activity at our Net-Zero projects. During the three months ended December 31, 2020, the preliminary stage project costs were primarily related to consulting for preliminary engineering costs and for personnel expenses to support the growth in business activity at our RNG project. During the three months ended December 31, 2021, we began capitalizing our Net-Zero 1 project costs after completing certain front-end engineering studies and determining it was probable that we would build the Net-Zero 1 project.

Loss from operations in the three months ended December 31, 2021 was ($16.5) million, compared with a ($7.6) million loss from operations in the same period in 2020.

Non-GAAP cash EBITDA loss5 in the three months ended December 31, 2021 was ($10.9) million, compared with a ($5.7) million non-GAAP cash EBITDA loss in the same period in 2020.

Interest expense decreased by $0.4 million in the three months ended December 31, 2021 as compared to the same period in 2020, due to the conversion of all Gevo’s 12% convertible senior secured notes due 2020/2021 to common stock during 2020.

Interest and dividend income during the three months ended December 31, 2021 increased $0.2 million compared to the three months ended December 31, 2020, primarily due to income received on marketable securities and restricted cash.

Gevo incurred a net loss for the three months ended December 31, 2021 of ($16.5) million, compared with a net loss of ($18.1) million during the same period in 2020. Non-GAAP adjusted net loss for the three months ended December 31, 2021 was ($16.5) million, compared with a non-GAAP adjusted net loss6 of ($8.1) million during the same period in 2020.

Cash, cash equivalents, restricted cash and marketable securities at December 31, 2021 totaled $475.8 million compared to $522.4 as of the end Q3 2021.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, Heather Manuel, Vice President – Investor Relations & Communications and John Richardson, Investor Relations Manager. They will review Gevo’s financial results and provide an update on recent corporate highlights.

5 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

6 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

To participate in the conference call, please dial 1 (833) 729-4776 (inside the U.S.) or 1 (830) 213-7701 (outside the U.S.) and reference the access code 3465026# or through the event weblink https://edge.media-server.com/mmc/p/38zwqbqa.

A replay of the call and webcast will be available two hours after the conference call ends on February 24, 2022. To access the replay, please visit https://edge.media-server.com/mmc/p/38zwqbqa. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented, technology enabling the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low carbon products such as gasoline components, jet fuel, and diesel fuel yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s business development activities, Gevo’s agreement with Kolmar Americas Inc., Gevo’s Net-Zero Projects, Gevo’s RNG project, fermentation technologies, the status of the engineering and design work for the Net-Zero 1 Project, the timing of Net-Zero 1, projections concerning Net-Zero 1, including projected capital costs, projected internal rates of return and projected EBITDA, Gevo’s ability to the commercialize its projects, Gevo’s offtake agreements, Gevo’s plans to develop its business, Gevo’s ability to successfully construct and finance its operations and growth projects, Gevo’s ability to achieve cash flow from its planned projects, the ability of Gevo’s products to contribute to lower greenhouse gas emissions and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2021 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (“GAAP”), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA loss excludes depreciation and amortization and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Balance Sheets Information

(Unaudited, in thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$40,833	$78,338
Marketable securities (current)	275,340	-
Restricted cash (current)	25,032	-
Accounts receivable, net	978	527
Inventories	2,751	2,491
Prepaid expenses and other current assets	6,857	1,914
Total current assets	351,791	83,270

Property, plant and equipment, net	139,141	66,408
Long-term marketable securities	64,396	-
Long-term restricted cash	70,168	-
Operating right-of-use assets	2,414	133
Finance right-of-use assets	27,297	176
Intangible assets, net	8,938	114
Deposits and other assets	2,331	1,998
Total assets	$666,476	$152,099

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$28,288	$3,943
Operating lease liabilities (current)	772	172
Financing lease liabilities (current)	3,413	10
Loans payable - other (current)	158	807
Total current liabilities	32,631	4,932

2021 Bonds payable (long-term)	66,486	-
Loans payable - other (long-term)	318	447
Operating lease liabilities (long-term)	1,902	-
Finance lease liabilities (long-term)	17,797	162
Other long-term liabilities	87	179
Total liabilities	119,221	5,720

Commitments and Contingencies

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 201,988,662 and 128,138,311 shares issued and outstanding at December 31, 2021 and 2020, respectively.	2,020	1,282
Additional paid-in capital	1,103,224	643,269
Accumulated other comprehensive loss	(614)	-
Accumulated deficit	(557,375)	(498,172)
Total stockholders' equity	547,255	146,379
Total liabilities and stockholders' equity	$666,476	$152,099

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2021	2020	2019
Revenue and cost of goods sold
Ethanol sales and related products, net	$34	$5	$5,931
Hydrocarbon revenue	20	416	957
Other revenue	-	110	-
Total revenues	54	531	6,888

Cost of goods sold (exclusive of depreciation shown below)	2,791	866	7,836
Depreciation and amortization	1,104	1,094	1,591

Gross loss	(3,841)	(1,429)	(2,539)

Operating Expenses
Research and development expense	2,570	1,507	271
Selling, general and administrative expense	7,546	3,010	3,155
Preliminary stage project costs	2,069	998	205
Loss on disposal of assets	-	587	23
Depreciation and amortization	452	56	57
Total operating expenses	12,637	6,158	3,711

Loss from operations	(16,478)	(7,587)	(6,250)

Other income (expense)
Interest expense	(173)	(535)	(611)
Interest and dividend income	183	26	32
(Loss) on modification of 2020 Notes	-	(6)	-
(Loss) on conversion of 2020/21 Notes to common stock	-	(1,373)	-
(Loss) from change in fair value of 2020/21 Notes embedded derivative liability	-	(8,578)	-
Other income (expense), net	(45)	(1)	10
Total other income (expense)	(35)	(10,467)	(569)

Net loss	$(16,513)	$(18,054)	$(6,819)

Net loss per share - basic and diluted	$(0.08)	$(0.15)	$(0.50)

Weighted-average number of common shares outstanding - basic and diluted	201,892,596	120,017,120	13,659,944

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020	2019
Revenue and cost of goods sold
Ethanol sales and related products, net	$50	$3,809	$22,115
Hydrocarbon revenue	483	1,501	2,338
Other revenue	178	226	34
Total revenues	711	5,536	24,487

Cost of goods sold (exclusive of depreciation shown below)	7,687	9,313	30,286
Depreciation and amortization	4,478	5,690	6,447

Gross loss	(11,454)	(9,467)	(12,246)

Operating Expenses
Research and development expense	6,775	3,511	3,868
Selling, general and administrative expense	25,493	11,192	9,823
Preliminary stage project costs	10,581	1,698	205
Loss on disposal of assets	5,137	625	4
Depreciation and amortization	650	214	209
Restructuring expense	-	254	-
Total operating expenses	48,636	17,494	14,109

Loss from operations	(60,090)	(26,961)	(26,355)

Other income (expense)
Gain on forgiveness of SBA Loans	641	-	-
Interest expense	(251)	(2,094)	(2,738)
Interest and dividend income	571	102	33
(Loss) on modification of 2020 Notes	-	(732)	-
(Loss) on conversion of 2020/21 Notes to common stock	-	(1,916)	-
(Loss) from change in fair value of 2020/21 Notes embedded derivative liability	-	(8,607)	394
Other income (expense), net	(74)	22	6
Total other income (expense)	887	(13,225)	(2,305)

Net loss	$(59,203)	$(40,186)	$(28,660)

Net loss per share - basic and diluted	$(0.30)	$(0.71)	$(2.35)

Weighted-average number of common shares outstanding - basic and diluted	195,794,606	56,881,586	12,177,906

Gevo, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2021	2020	2019

Net Loss	$(16,513)	$(18,054)	$(6,815)
Other comprehensive income (loss):
Unrealized (loss) on available-for-sale securities, net of tax	(262)	-	-
Adjustment for net (loss) realized and included in net income	(56)	-	-
Total change in unrealized (loss) on marketable debt securities	(318)	-	-

Comprehensive loss	$(16,831)	$(18,054)	$(6,815)

	Year Ended December 31,
	2021	2020	2020

Net Loss	$(59,203)	$(40,186)	$(28,660)
Other comprehensive income (loss):
Unrealized (loss) on available-for-sale securities, net of tax	(524)	-	-
Adjustment for net (loss) realized and included in net income	(90)	-	-
Total change in unrealized (loss) on marketable debt securities	(614)	-	-

Comprehensive loss	$(59,817)	$(40,186)	$(28,660)

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Loss	Deficit	Equity

Balance, December 31, 2018	8,640,583	$86	$518,027	$-	$(429,326)	$88,787

Issuance of common stock, net of issue costs	3,965,688	40	11,317	-	-	11,357
Non-cash stock-based compensation	-	-	1,221	-	-	1,221
Issuance of common stock under stock plans, net of taxes	1,476,961	15	(216)	-	-	(201)
Net loss	-	-	-	-	(28,660)	(28,660)

Balance, December 31, 2019	14,083,232	141	530,349	-	(457,986)	72,504

Issuance of common stock and common stock warrants, net of issue costs	46,290,808	463	69,614	-	-	70,077
Issuance of common stock upon exercise of warrants	53,678,400	537	16,545	-	-	17,082
Issuance of common stock upon conversion of 2020/21 Notes	9,842,080	99	24,958	-	-	25,057
Issuance of common stock in exchange for services rendered	101,730	1	93	-	-	94
Non-cash stock-based compensation	-	-	2,101	-	-	2,101
Issuance of common stock under stock plans, net of taxes	4,142,061	41	(391)	-	-	(350)
Net loss	-	-	-	-	(40,186)	(40,186)

Balance December 31, 2020	128,138,311	1,282	643,269	-	(498,172)	146,379

Issuance of common stock, net of issue costs	68,170,579	682	456,765	-	-	457,447
Issuance of common stock upon exercise of warrants	1,866,758	18	1,103	-	-	1,121
Non-cash stock-based compensation	-	-	7,700	-	-	7,700
Issuance of common stock under stock plans, net of taxes	3,813,014	38	(5,613)	-	-	(5,575)
Other comprehensive loss	-	-	-	(614)	-	(614)
Net loss	-	-	-	-	(59,203)	(59,203)

Balance, December 31, 2021	201,988,662	$2,020	$1,103,224	$(614)	$(557,375)	$547,255

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended December 31,
	2021	2020	2019
Operating Activities
Net loss	$(16,513)	$(18,054)	$(6,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from change in fair value of 2020/21 Notes embedded derivative liability	-	8,578	-
Loss on conversion of 2020/21 Notes to common stock	-	1,373	-
Loss on disposal of assets	-	587	23
Stock-based compensation	4,051	778	411
Depreciation and amortization	1,556	1,150	1,807
Non-cash lease expense	45	17	23
Non-cash interest expense	(28)	155	257
Changes in operating assets and liabilities:
Accounts receivable	(271)	(157)	(757)
Inventories	(409)	295	(239)
Prepaid expenses and other current assets, deposits and other assets	1,330	1,395	(1,801)
Accounts payable, accrued expenses and long-term liabilities	(4,604)	(874)	1,050
Net cash used in operating activities	(14,843)	(4,757)	(6,041)

Investing Activities
Acquisitions of property, plant and equipment	(28,707)	(4,149)	(210)
Acquisition of patents	(170)	-	-
Proceeds from sale marketable securities	45,242	-	-
Proceeds from sale of property, plant and equipment	-	-	13
Net cash used in investing activities	16,365	(4,149)	(197)

Financing Activities
Debt and equity offering costs	(36)	(200)	(54)
Proceeds from issuance of common stock and common stock warrants	1,824	6,429	1,942
Proceeds from the exercise of warrants	2	435	-
Net settlement of common stock under stock plans	(1,904)	(19)	-
Payment of loans payable - other	(56)	(20)	(292)
Payment of finance lease liabilities	(1,492)	(2)	-
Net cash provided by financing activities	(1,662)	6,623	1,596

Net (decrease) in cash and cash equivalents and restricted cash	(140)	(2,283)	(4,642)

Cash, cash equivalents and restricted cash
Beginning of period	136,173	80,621	20,944

End of period	$136,033	$78,338	$16,302

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Year to Date December 31,
	2021	2020	2019
Operating Activities
Net loss	$(59,203)	$(40,186)	$(28,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (gain) from change in fair value of 2020/21 Notes and 2020 Notes embedded derivative liability	-	8,607	(394)
Loss on conversion of 2020/21 Notes to common stock	-	1,916	-
Loss on disposal of assets	5,137	625	4
(Gain) on forgiveness of SBA Loans	(641)	-	-
Stock-based compensation	9,874	2,125	1,349
Depreciation and amortization	5,128	5,904	6,656
Non-cash lease expense	52	62	48
Non-cash interest expense	37	761	1,346
Changes in operating assets and liabilities:
Accounts receivable	(257)	608	(609)
Inventories	(259)	945	(35)
Prepaid expenses and other current assets, deposits and other assets	(3,133)	782	(1,824)
Accounts payable, accrued expenses and long-term liabilities	(271)	(1,487)	1,280
Net cash used in operating activities	(43,536)	(19,338)	(20,839)

Investing Activities
Acquisitions of property, plant and equipment	(59,662)	(5,905)	(5,989)
Acquisition of patents	(9,170)	-	-
Proceeds from sale marketable securities	79,574	-	-
Purchase of marketable securities	(422,362)	-	-
Proceeds from sale of property, plant and equipment	-	-	32
Investment in Juhl	-	-	(1,500)
Net cash used in investing activities	(411620)	(5,905)	(7,457)

Financing Activities
Proceeds from issuance of 2021 Bonds	68,995	-	-
Debt and equity offering costs	(34,955)	(6,370)	(232)
Proceeds from issuance of common stock and common stock warrants	489,373	76,414	11,589
Proceeds from the exercise of warrants	1,121	17,082	-
Net settlement of common stock under stock plans	(7,041)	(350)	(201)
Payment of loans payable - other	(154)	(501)	(292)
Payment of finance lease liabilities	(4,488)	(2)	-
Proceeds from SBA Loans	-	1,006	-
Net cash provided by financing activities	512,851	87,279	10,864

Net increase (decrease) in cash and cash equivalents and restricted cash	57,695	62,036	(17,432)

Cash, cash equivalents and restricted cash
Beginning of period	78,338	16,302	33,734

End of period	$136,033	$78,338	$16,302

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,
Non-GAAP Cash EBITDA:	2021	2020	2019

Loss from operations	$(16,478)	$(7,587)	$(6,250)
Stock-based compensation	4,051	778	411
Depreciation and amortization	1,556	1,150	1,807
Non-GAAP cash EBITDA	$(10,871)	$(5,659)	$(4,032)

Non-GAAP Adjusted Net Loss:
Net loss	$(16,513)	$(18,054)	$(6,819)
Adjustments:
(Loss) on conversion of 2020/21 Notes to common stock	-	(1,373)	-
(Loss) from change in fair value of 2020/21 Notes embedded derivative liability	-	(8,578)	-
Total adjustments	-	(9,951)	-
Non-GAAP Net Income (Loss)	$(16,513)	$(8,103)	$(6,819)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.08)	$(0.07)	$(0.50)
Weighted-average number of common shares outstanding - basic and diluted	201,892,596	120,017,120	13,659,944

	Years Ended December 31,
Non-GAAP Cash EBITDA:	2021	2020	2019

Loss from operations	$(60,090)	$(26,961)	$(26,355)
Stock-based compensation	9,874	2,125	1,349
Depreciation and amortization	5,128	5,904	6,656
Non-GAAP cash EBITDA	$(45,088)	$(18,932)	$(18,350)

Non-GAAP Adjusted Net Loss:
Net loss
Net loss	$(59,203)	$(40,186)	$(28,660)
Adjustments:
(Loss) on conversion of 2020/21 Notes to common stock	-	(1,916)	-
(Loss) from change in fair value of 2020/21 Notes and 2020 Notes embedded derivative liability	-	(8,607)	394
Total adjustments	-	(10,523)	394
Non-GAAP Net Income (Loss)	$(59,203)	$(29,663)	$(29,054)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.30)	$(0.52)	$(2.39)
Weighted-average number of common shares outstanding - basic and diluted	195,794,606	56,881,586	12,177,906

Investor and Media Contact

Heather Manuel

+1 720-418-0085

IR@gevo.com